Acucela Granted New Patent Covering Method of Use for Emixustat Hydrochloride
SEATTLE (March 31, 2015) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases, today announced that the United States Patent and Trademark Office (USPTO) granted U.S. Patent No. 8,993,807 assigned to Acucela Inc., adding strength to the Company’s intellectual property position. The patent is significant to Acucela because the claims are directed towards methods of use of emixustat and related compounds for providing a therapeutic benefit for a subject having age-related macular degeneration.
Title of invention:     Alkoxy compounds for disease treatment

Claims:	Method for providing a therapeutic benefit for a subject having age-related macular degeneration comprising administering emixustat or related compounds

Patent number:	U.S. Patent No. 8,993,807

Assignee:	Acucela Inc.
This press release will not impact the FYE 2015 forecast.
About Acucela’s Intellectual Property Position (as of March 31, 2015)
Acucela has built a portfolio of 117 issued patents and 181 pending patent applications as of March 31, 2015. As of March 31, 2015, this portfolio includes 18 issued patents and 17 pending applications in the United States and seven issued patents and nine pending patent applications in Japan.
Visual Cycle Modulation (VCM)
For Acucela’s lead VCM-based clinical development program which includes the investigational drug candidate emixustat, Acucela has three issued U.S. patents (U.S. Patent No. 7,982,071, No. 8,981,153 and U.S. Patent No. 8,993,807) and two pending U.S. patent applications. The issued patents will expire on or around 2029. Outside the United States, the Company has a total of 11 issued patents, as well as approximately 53 pending foreign counterparts. If issued, these patents will cover compositions of matter and methods of use and would expire between 2028 and 2033.
In addition to the patents and patent applications covering Acucela’s VCM technology undergoing clinical investigation, the Company has 12 other issued U.S. patents and 10 pending U.S. patent applications. Outside the United States, Acucela has approximately 40 granted patents and approximately 92 pending foreign counterparts in Europe and other countries. If issued, these patents will cover compositions of matter and methods of using these compositions. If issued, these patents would expire between 2028 and 2034.

Acucela Granted New Patent Covering Method of Use for Emixustat Hydrochloride – Page 2

About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases, which could impact millions of individuals worldwide. Acucela currently has the following investigational candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for geographic atrophy associated with dry age-related macular degeneration based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.
Cautionary Statements
Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will” as well as similar expressions are intended to identify forward-looking statements. These forward-looking statements include Acucela’s expectations regarding corporate development activities and the ultimate success of the enterprise. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements, including, but not limited to the risk that our investigational product candidates will not demonstrate the expected benefits, the success of our investigational product candidates depends heavily on the willingness of our collaboration partner to continue to co-develop our investigational product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our investigational product candidates, and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).
Contacts:

Acucela Inc. Francesca T. Nolan Director Corporate Communications Phone: 1-206-805-8300 Email: fnolan@acucela.com	Tomomi Sukagawa Director Investor Relations and Communication Phone: +81(0)3.5789.5872 Email: investor@acucela.com # # #